Exhibit 3.1

CERTIFICATE OF RETIREMENT

OF

SERIES A-1 COMMON STOCK

SERIES A-2 COMMON STOCK

SERIES A-3 COMMON STOCK

SERIES B-1 COMMON STOCK

SERIES B-2 COMMON STOCK

SERIES B-3 COMMON STOCK

OF

NYMEX HOLDINGS, INC.

Pursuant to Section 243

of the General Corporation Law

of the State of Delaware

NYMEX Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), HEREBY CERTIFIES as follows:

1. All outstanding shares of Series A-1 Common Stock, Series A-2 Common Stock, Series A-3 Common Stock, Series B-1 Common Stock, Series B-2 Common Stock and Series B-3 Common Stock, each having a par value $0.01 per share (“Restricted Common Stock”), of the Company have been converted into shares of Common Stock, par value $0.01 per share (“Common Stock”), of the Company.

2. Following the conversion of Restricted Common Stock to Common Stock, the Board of Directors of the Company duly adopted resolutions retiring the Restricted Common Stock.

3. The Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on November 22, 2006, provides that any shares of Restricted Common Stock which are converted into shares of Common Stock shall not assume the status of authorized shares or be available for resissuance by the Company.

4. Accordingly, pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, upon the effective date of the filing of this Certificate of Retirement, the Amended and Restated Certificate of Incorporation of the Company shall be amended so as to eliminate therefrom all reference to the Restricted Common Stock and to reduce the total authorized number of shares of the capital stock of the Company by 79,924,800 shares, such that the total number of authorized shares of the Company shall be 101,984,800, all such shares consisting of Common Stock, par value $0.01 per share, of the Company.

IN WITNESS WHEREOF, the Company has caused this Certificate of Retirement to be signed by its duly authorized officer, this 28th day of July, 2008

NYMEX HOLDINGS, INC.

By:	/s/ Donna Talamo
Name:	Donna Talamo
Office:	Vice President, Administration & Corporate Secretary